EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of May 21, 2020, by and between Victor Santos (the "Executive") and Carrier EQ, LLC, a Delaware Limited Liability Company (together with any successor(s) thereto, the "Company").

RECITALS

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. Subject to the terms and conditions set forth herein, this Agreement shall be effective as of the date of this Agreement (the "Effective Date"). The Executive's employment with the Company shall continue for two years from the Effective Date unless terminated earlier in accordance with the provisions set forth below; provided, that such term may be extended for one additional year if, no later than 30 days before the second anniversary of the Effective Date, the Company and the Executive mutually agree to such one-year extension in writing. The period of the Executive's employment with the Company pursuant to this Agreement is referred to herein as the "Employment Term."

2. Employment Duties.

(a) The Executive shall serve as the Chief Strategy Officer of the Company and shall perform such duties and responsibilities for the Company as are customarily associated with such position, including the enumerated duties and responsibilities listed in Exhibit A attached hereto, or as may be assigned to the Executive, from time to time, by Lake Niassa Empreendimentos e Participações Ltda., as the sole member of the Company (the "Sole Member").

(b) The Executive will devote the Executive's reasonable best efforts, full attention and energies during normal working time to the business(es) of the Company Group and the performance of any of the Executive's duties as set forth herein, and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such duties, without the prior written consent of the Sole Member. Notwithstanding the foregoing, the parties acknowledge that the Executive may conduct activities and/or hold investments that are defined as Exempted Activities under this Agreement.

3. Compensation.

(a) Base Salary. During the Executive's employment hereunder, the Company shall pay the Executive a base salary at the annual rate of $200,000 (as in effect from time to time, the

"Base Salary"), payable in regular installments in accordance with the Company's regular payroll practices as in effect from time to time, but in no event less frequently than monthly.

(b) Annual Bonus.

(i) With respect to each full calendar year of employment hereunder beginning in calendar year 2020, the Executive will be eligible to earn an annual cash bonus (the "Annual Bonus") with a target Annual Bonus opportunity equal to $500,000 (the "Target Annual Bonus"), subject to the terms, conditions and performance objectives as described in Exhibit B attached hereto (assuming 100% of KPI); provided, however, that (i) during the period from June 1, 2020 through December 31, 2020, 12% of the Target Annual Bonus ($60,000) shall be guaranteed and paid, in equal (based on the applicable number of Company payroll periods during such period) installments, at the same time Base Salary is paid and (ii) during the 2021 calendar year (as well as 2022 calendar year if this Agreement is extended in accordance with Section 1 hereof) 33.33% of the Target Annual Bonus ($166,666.67) shall be guaranteed and paid, in equal (based on the applicable number of Company payroll periods during the applicable calendar year) installments, at the same time Base Salary is paid (guaranteed amounts detailed in subclause (i) and (ii) collectively, the "Guaranteed Annual Bonus").

(ii) Except for guaranteed payment described in clause (i) above, the Annual Bonus shall be paid by the last day of February of the year following the year in which such Annual Bonus was earned.

(iii) If any of Jerry Harris, Tiago Passinato, Tibor Mirkovic, Luke Bayas, Ken Kan, or Mark Michelman (the "Super Team"), leave the Company (other than a termination for Cause, in accordance with the definition of such term contained herein), the Annual Bonus shall be reduced, as detailed in Exhibit C, provided, that the Company may, in its sole discretion, waive such condition, on a case by case basis.

(iv) For the avoidance of doubt, the Annual Bonus described in this Agreement (including Exhibit B) is not subject to the terms and conditions of any bonus program administered by the Company Group and is only subject to the terms and conditions contained in this Agreement (including Exhibit B).

(c) Benefits. The Executive will be eligible to participate in the Company's vacation, holiday, sick, personal and other leave policies as are provided to executive officers of the Company generally.

(d) Indemnification. From the date of this Agreement, the Company shall maintain directors' and officers' liability insurance ("D&O Policy") covering the Executive on terms and conditions that are no less favorable than the terms and conditions generally applicable to any other director or officer of the Company. Such insurance shall continue to cover the Executive after he has ceased to be an officer, employee or agent of the Company, for a specific period defined in the D&O Policy, with respect to acts or omissions which occurred prior to his termination of employment with the Company in accordance with the terms of such organizational documents and directors' and officers' liability insurance policies.

4. Termination.

(a) Termination by the Company for Cause or Resignation by the Executive. If the Executive's employment is terminated by the Company for Cause or the Executive resigns, the Executive will not be eligible to receive Base Salary, Annual Bonus, or to participate in any Company benefit plans, with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company's normal payroll practice; (ii) solely in the case of an Executive resignation, any earned but unpaid Annual Bonus for a prior completed year, to be paid at the time such bonuses are normally paid as detailed in Section 3(b)(ii), (iii) any accrued unused vacation time, to be paid in accordance with the Company's normal payroll practice; and (iv) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the Company's applicable expense reimbursement policy.

(b) Termination by the Company without Cause.

(i) If prior to the first anniversary of the Effective Date, the Executive's employment is terminated by the Company without Cause, including due to the Executive's death or Disability, the Executive, within five days of such termination, will be entitled to receive from the Company, subject to the Executive's continued compliance with Sections 5(a), 5(b) and 5(c), in full satisfaction of the Executive's rights and any benefits the Executive is entitled to under this Agreement, an amount equal to the sum of: (A) one year of Base Salary, (B) any unpaid portion of the guaranteed Annual Bonus payments described in Section 3(b)(i) in effect for the period until such first anniversary, (C) pro-rated Annual Bonus for the year in which the termination of employment occurred based on the applicable KPIs (as described in Exhibit B attached hereto) that the Executive actually achieves through the month preceding termination, less the amount of any guaranteed Annual Bonus previously received, (D) any accrued unused vacation time as of the date of termination and (E) any unreimbursed business expenses incurred by the Executive prior to the date of termination.

(ii) If subsequent to the first anniversary of the Effective Date, the Executive's employment is terminated by the Company without Cause, including due to the Executive's death or Disability, the Executive, within five days of such termination, will be entitled to receive from the Company, subject to the Executive's continued compliance with Sections 5(a), 5(b) and 5(c), in full satisfaction of the Executive's rights and any benefits the Executive is entitled to under this Agreement, an amount equal to the sum of: (A) the pro-rated Annual Bonus for the year in which the termination of employment occurred based on the applicable KPIs (as described in Exhibit B attached hereto) that the Executive actually achieves through the month preceding termination, less the amount of any guaranteed Annual Bonus previously received, (B) any accrued unused vacation time as of the date of termination and (C) any unreimbursed business expenses incurred by the Executive prior to the date of termination.

(iii) Additionally, if the Company terminates Executive without Cause prior to the first anniversary of the Effective Date, the Company, until the first anniversary of the

Effective Date, will (A) continue to sponsor the Executive's visa and (B) provide for the continuation of any Company health (and dental) insurance benefits in which the Executive and dependent members of the Executive's immediate family participated on the date the Executive's employment with the Company terminated, at no cost to the Executive.

5. Covenants. In consideration of his rights and benefits under this Agreement, the Executive agrees as follows:

(a) Confidentiality. The Executive specifically acknowledges and agrees that he will not divulge, furnish or make accessible to anyone, Company Information during the Employment Term and during the five-year period following the Employment Term, except with the consent of or pursuant to the Company's instructions or pursuant to mandatory court order, subpoena or other legal process. "Company Information" shall include, without limitation, all of the Company Group's trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium); the identity, preferences and selling and purchasing tendencies of actual Company Group suppliers and customers and their respective decision-makers; the Company's marketing plans, information and/or strategies for the development and growth of the Company Group's products, its business and/or its customer base; the terms of the Company Group's deals and dealings with its customers and suppliers; information regarding Company Group employees, including but not limited to their skills, training, contacts, prospects and abilities; the Company Group's training techniques and programs; the Company Group's costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company Group's personnel policies and procedures and any other information regarding human resources at the Company Group that the Executive obtained in the course of his employment or consulting service with the Company Group. The following shall not constitute Company Information for purposes of this Agreement: (i) information that was known by Executive before his employment with the Company Group or his provision of services to the Company Group; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Executive; (iii) information that is independently developed by the Executive without reference to Company Information; or (iv) information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company; provided, that the Executive reasonably believes that the source is not bound by any obligation of confidentiality in relation thereto.

(b) Noncompetition. The Executive shall not during the Employment Term and during the two-year period following the Employment Term directly or indirectly engage in any activities with, including providing services to (whether as an employee, director, officer, consultant, independent contractor or advisor), or own or acquire any interest in, any other company, entity or person that (i) directly or indirectly engage in Airfox Competing Activities or (ii) competes with Via Varejo S.A. in Brazil and/or in the United States and sells retail goods to consumers with total annual sales in excess of R$50 million. Nothing in this Section 5(b) shall, however, restrict the Executive from making an investment in and owning up to 2% of the common stock of any company whose stock is listed on a national exchange, provided, that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor. For purposes of this Section 5(b), "Airfox Competing Activities" shall mean any activities, including providing services, relating to the Company´s wallet application, digital

banking application, payment application, web applications, services, infrastructure and third-party integrations, including the items set forth in Schedule 5(b) hereto.

(c) Nonsolicitation. The Executive shall not during the Employment Term and during the two-year period following the Employment Term, either directly or indirectly (i) solicit, induce or attempt to solicit or induce any officer, director, employee or consultant of any member of the Company Group to terminate their relationship with or leave the employ of any member of the Company Group, (ii) hire or otherwise contract the services of any person (in any capacity whether as an officer, director, employee or consultant) who is, or at any time in the six months preceding the date on which the Executive engages in such conduct was, an officer, director, employee or consultant of any member of the Company Group or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group. The foregoing provisions shall not apply to (y) a general advertisement or solicitation program that is not specifically targeted at such persons or (z) the solicitation of any employee after such time as such employee's employment has been terminated by the Company Group.

(d) Non-Disparagement. Executive agrees that he shall not make nor cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or their respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing.

(e) Inventions and Intellectual Property. The Executive agrees to promptly inform the Company of, and fully disclose to the Company, all inventions, ideas, discoveries, and other intellectual property that the Executive develops, discovers, or creates (i) during the period of employment with the Company Group, (ii) during the provision of services to the Company Group, or (iii) as a result of Executive's relationship with the Company Group that (a) relate to the Company´s wallet application, digital banking application, web applications, services, infrastructure and third-party integrations, including the items set forth in Schedule 5(b) hereto or to any reasonably anticipated Company´s research products or projects, whether or not conceived or developed during regular working hours, or (b) result from any work the Executive performs for any Company Group, performed on Company Group time, or performed using Company Group property or resources; these intellectual property referred to as "Company Inventions and Intellectual Property." For purposes of this Agreement, Company Inventions and Intellectual Property shall not include intellectual property that the Executive develops, discovers, or creates which are (A) not included in item (a) of this Section 5(e); (B) not conceived or developed during regular working hours; and (C) do not result from the use of Company´s property or resources, which shall not be subject to the provisions contained in this Section 5(e).

All Company Inventions and Intellectual Property, and rights thereto will be the Company's or, where designated by the Company, a Company Group's exclusive property. While employed, and as necessary thereafter, the Executive will do everything necessary to secure for the Company Group the complete benefit of Company Inventions and Intellectual Property. The Executive hereby assigns to the Company or its designee, all right, title, and interest to all Company Inventions and Intellectual Property that the Executive has or will acquire (i) during the period of

employment with the Company Group, (ii) during the provision of services to the Company Group, or (iii) as a result of Executive's relationship with the Company Group.

6. Remedies. The parties acknowledge that the covenants contained in Section 5 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information, its reputation, and in its relationships. Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any such provision and to enforce the remainder of the covenants as so amended. The Executive further acknowledges that the remedy at law available to the Company Group for breach of any of the Executive's obligations under Section 5 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement, the Company Group will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

7. Dispute Resolution. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Boston, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, legal fees and other expenses respecting such arbitration. The parties agree that for any dispute for which the Company does not make the arbitration election and demand, the exclusive jurisdiction and venue will be in the federal or state courts located in Suffolk County, Massachusetts. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 5 will be subject to arbitration under this Section 7.

8. Other Agreements, Entire Agreement, Etc. No agreements or representations or warranties, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing herein will be deemed to provide the Executive a right to remain an officer or employee of any member of the Company Group.

9. Withholding of Taxes. The Company will have the right to withhold from any amount payable hereunder any federal, state or municipal taxes in order for the Company Group to satisfy any withholding tax obligations under any applicable law, regulation or ruling.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail, in each case with confirmation of receipt, addressed as follows:

If to Executive: at the most recent address on file with the Company.

If to Company:

Carrier EQ, LLC
186 Lincoln St – 3rd floor
Boston, MA 02111
United States
Attn: Executive Officers with a copy to the Legal Department

With a copy (which copy shall not constitute notice) to:

Via Varejo, S.A.
Rua Samuel Klein, 83
São Caetano do Sul, São Paulo, 09510-125
Brazil
Attn: Rafael Lopes Segatelli

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

11. Governing Law and Choice of Forum. This Agreement will be construed and enforced according to the laws of the Commonwealth of Massachusetts, other than the choice of law provisions thereof.

12. Validity/Severability. The parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

13. Survival. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Section 5) will survive any termination or expiration of this Agreement.

14. Compliance with Section 409A. The Parties intend that any amounts payable under this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, "Section 409A") so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A. Notwithstanding the

foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed and no member of the Company Group shall have any liability to the Executive for any penalties or taxes incurred under Section 409A as a result of this Agreement.

(a) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a "specified employee" (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive's "Separation From Service" (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive's Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive's Separation From Service or (ii) the Executive's death.

(b) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive's gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive's right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Each payment under this Agreement is intended to be a "separate payment" and not one of a series of payments for purposes of Section 409A.

(d) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

15. Amendment. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Headings; Interpretation. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. Protected Disclosures. Nothing in this Agreement will preclude, prohibit or restrict the Executive or the Company Group from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the "SEC"); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) if applicable, filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive or the Company Group from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive's right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company Group, and the Company Group does not need the prior authorization of the Executive, to make any such reports or disclosures, and neither the Executive nor the Company Group is required to notify the other party that such party has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company Group is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 18 shall be deemed to be amended to reflect the same.

19. Defined Terms. In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:

(a) "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. Unless otherwise indicated, an Affiliate refers to an Affiliate of the Company.

(b) "Cause" means:

(i) The Executive's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) The Executive's willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company Group;

(iii) The Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(iv) The Executive's conviction of or plea of guilty or *nolo contendere* to a crime that constitutes a felony (or state law equivalent) or a crime that constitute a misdemeanor involving moral turpitude;

(v) The Executive's willful unauthorized disclosure of Company Information;

(vi) The Executive's material breach of any of the Executive's material obligations under the Stock Purchase Agreement entered into with Lake Niassa Empreendimentos e Participações Ltda. on February 7, 2020, if such material breach is not cured by the Executive within 30 days after written notice from the Company; or

(vii) The Executive's material breach of any of the Executive's material obligations under this Agreement, if such material breach is not cured by the Executive within 30 days after written notice from the Company.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that his action or omission was in the best interest of the Company.

(c) "Code" means the Internal Revenue Code of 1986, as amended.

(d) "Company Group" means the Company, Via Varejo S.A. and their respective subsidiaries and Affiliates.

(e) "Disability" or "Disabled" means:

(i) The Executive's incapacity due to physical or mental illness to substantially perform the Executive's duties and the essential functions of the Executive's position, with or without reasonable accommodation, on a full-time basis for 12 months; or

(ii) The Executive becomes eligible to receive benefits under the Company's applicable long-term disability plan.

(f) "Exempted Activities" mean activities conducted and/or investments held by the Executive as of the date hereof, as listed in Schedule 20(f) hereto, which (i) are not related to the Company or this Agreement, and (ii) the Executive represents hereby that do not and shall

not involve Company Information, Company Inventions and Intellectual Property nor, to the best of his knowledge after due inquiry, Airfox Competing Activities.

(g) "KPI" means key performance indicator.

(h) "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

20. Certain Costs. Each party will pay and be fully responsible for its own costs and expenses (including costs of professional advisors) in connection with the negotiation, execution, interpretation and enforcement of this Agreement.

21. Acknowledgements. The Executive acknowledges and agrees that (i) the Executive has read this Agreement carefully and in its entirety, (ii) the Executive understands the terms and conditions contained herein, (iii) the Executive has had the opportunity to review this Agreement with legal counsel of the Executive's own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and (iv) the Executive is entering into this Agreement knowingly and voluntarily. The Executive acknowledges and agrees that each member of the Company Group is an intended third party beneficiary of Section 5, 6 and 18 and, as such, will be entitled to all of the benefits, and will be permitted to enforce its rights, under Section 5, 6 and 18 as if such third party were an original party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is duly executed as of the date set forth above.

Carrier EQ, LLC

DocuSigned by: Orivaldo Padilha F9059577A3FD452...
DocuSigned by: 8C9D6C89DBC6490...

By: Lake Niassa Empreendimentos e Participações Ltda.
as Sole Member
Name: Orivaldo Padilha Helisson Brigido Andrade Lemos
Title: Executive Officer Executive Officer

Executive

____
Victor Santos

EXHIBIT A

Enumerated Duties and Responsibilities

i. Lead the development of the strategic plan/framework for the Company, and the detailed short-term and long-term operating plan, while adhering to direction set by the parent company. This includes formalizing and leading the strategic planning process, focusing on long-term trends and outlook, and competitive intelligence;

ii. Facilitate the execution of the strategy by working collaboratively with the other executive team members. Ensure that strategic actions are completed at various levels to achieve desired results;

iii. Ensure that reasonably appropriate metrics (KPIs) are in place to measure performance and progress towards strategic goals;

iv. Act as a key advisor to the CEO on critical changes in the competitive landscape, global marketplace and external business environment;

v. Engage external business and industry experts to learn and influence business strategies, remaining alert and forward-thinking about opportunities and risks in the industry;

vi. Lead the development and implementation of consistent practices and strategic frameworks;

vii. Oversee the development and implementation of a knowledge management infrastructure and lead in the management of organizational knowledge as a strategic asset to further the Company's goals;

viii. Lead the Company's approach to measurement and evaluation with a focus on the creation of an organizational dashboard for impact and organizational effectiveness;

ix. Oversee the UX, product analytics and product marketing departments, leading to the overall efficiency of the product management department;

x. Be a mentor for key product management personnel, encouraging improvement in their professional skills and offering assistance in their duties;

xi. Help shape product development and form a bridge between the Company and its clients by assessing consumer needs and determining which types of products are likely to experience high demand;

xii. Lead the transformation of product ideas from their most formidable stages into actionable concepts, timelines, and projects while maintaining a serious consideration of the financial implications, marketing needs, and the overall objectives of the business;

xiii. Make recommendations about product development, user experience and related strategies that are intended to ensure the Company increases revenue through sales of the products that are developed;

xiv. Responsible for the creation of a long-term business culture and Mode of Operation;

xv. Along with Douglas Lopes, responsible for compliance with the SEC, including the timely preparation, execution and filing (in coordination with the Company) of financial statements and/or any other formal periodic reports and forms as required under applicable law;

xvi. ICO/Airtokens: Along with Douglas Lopes, responsible for (i) overseeing resolution/settlement of any current or future AirToken related claim, (including the Airtoken rescission claims), in the best interest of the Company and in compliance with the SEC and applicable law; (ii) the potential planning and implementation of the AirToken deregistration with the SEC; (iii) developing functionality to the Airtoken, considering the Company´s business plan and strategy and aiming to mitigate material risk; and

xvii. Executive shall take all actions in order to make timely filings of all reports required by Section 13(a) of the Securities Exchange Act of 1934 until such time as the Company is eligible to terminate its registration pursuant to Rule 12g-4 under the Securities Exchange Act of 1934.

EXHIBIT B

Annual Bonus: Terms, Conditions, and Key Performance Metrics

- The achievement of the KPIs listed in the table below will be measured according to the following terms and conditions:
  - Actual payout of the Annual Bonus may be increased up to a maximum of 166% of the Target Annual Bonus and may be decreased in accordance with the table below; provided, that in any event the Guaranteed Annual Bonus shall be paid as described in Section 3(b) of this Agreement;
  - KPIs will be measured monthly throughout the year, through a simple average of all months, excluding the best and the worst month; provided, that, for measurement of Year 1 of KPI n. 3.(ii) (Digital CDC Adhesion – % of CDC Installments paid through banQi), the average will be calculated for the last 4 months of the calendar year; and
  - Year 1 will begin on February 1st , 2020 and end on December 31st, 2020 (with Year 2 and Year 3, if applicable, beginning on January 1 and ending on December 31 of the applicable year).

KPI Indicator:	Year 1	Year 2	Year 3
1. Average cost of user acquisition: (as adjusted by the budget provided for banQi) a. Objective: promote the conversion of new active users of the banQi app through actions as "viralization", referral procedure, member get member and direct incentives for the promotion of new accounts (for users, sellers, store promoters etc.). b. How to measure: "Total cost of customer acquisition" divided by "Number of new active users" in the same period. "Total cost of customer acquisition": all Company direct out-of-pocket costs (exclusive of any costs incurred or paid by Parent) related to customer acquisition, in a given period, including referral incentive, salesforce commission/incentive, deposit incentive, marketing campaign and media expenditure designed only to attract new customers (such as store promoters, trade marketing material, digital influencers, etc.) and any other direct costs. For the avoidance of doubt, it does not include any cost related to pre-paid card emission/delivery, marketing agency, sponsorships, marketing material of general purpose, salesforce uniforms or any retention incentive. "Number of new active users": new users in a given period that have activated accounts by making at least one deposit (or any other activity necessary to be eligible for the new user incentive).	Weight 30%	Weight 20%	

c. <u>Note</u>: a depreciation criteria should be applied for the realized investment.			

Average cost of user acquisition:

Accomplishment (%)	**Average Cost of Customer Acquisition (R$ for each new user activated)**	
	Year 1	**Year 2**
166%	10,2	9,2
160%	12,0	10,8
150%	15,0	13,5
140%	18,0	16,2
130%	21,0	18,9
120%	24,0	21,6
110%	27,0	24,3
100%	30,0	27,0
90%	33,0	29,7
80%	36,0	32,4
70%	39,0	35,1
60%	42,0	37,8
50%	45,0	40,5
40%	48,0	43,2
30%	51,0	45,9
20%	54,0	48,6
10%	57,0	51,3
0%	60,0	54,0

2. Recurrence a. <u>Objective</u>: the app should be a reference to users and that users frequently access the app. b. <u>How to measure</u>: "Total number of activities executed through the app" divided by "Number of active users" in the same period. "<u>Total number of activities executed through the app</u>": includes all activities available in the app, independent from the fact that the activity generates revenue or cost to the Company, including, but not limited to, peer to peer transfer, deposit, withdrawn, payments or any other service provided by the app (such as merchant or service marketplace, news, hints/tips, etc.). For the avoidance of doubt, it does not include (i) any activities related to CDC usage and simply checking the balance of the account; (ii) any fraudulent activities; and (iii) any activities performed through automated script (*i.e.*, robot access).	Weight 50%	Weight 60%	

"Number of active users": customers who have performed at least one activity in a given period (currently in the last 90 days).			

Recurrence

Accomplishment (%)	Total number of activities executed through the app / Number of active users	
	Year 1	Year 2
166%	11,6	23,2
160%	11,2	22,4
150%	10,5	21,0
140%	9,8	19,6
130%	9,1	18,2
120%	8,4	16,8
110%	7,7	15,4
100%	7,0	14,0
90%	6,3	12,6
80%	5,6	11,2
70%	4,9	9,8
60%	4,2	8,4
50%	3,5	7,0
40%	2,8	5,6
30%	2,1	4,2
20%	1,4	2,8
10%	0,7	1,4
0%	0,0	0,0

3. Digital CDC adhesion (% of the CDC installments paid through the app) a. Objective: the app should be relevant for CDC clients and enhance the costumer experience of the CDC client. This KPI will be measured as follows: (i) new CDC adhesion with an active account opened at banQi within 30 days of adhesion (40%); (ii) percentage of CDC installments paid through banQi (60%). b. How to measure:	Weight 20%	Weight 10%	

b.(i). <u>New CDC adhesion</u>: "Total number of CPFs that has generated a new CDC that has added the new CDC contract to the CDC feature in their banQi account" in a given period divided by "Total number of CPFs that has generated a new CDC" in the same period. "<u>Total number of CPFs that has generated a new CDC that has added the new CDC contract to the CDC feature in their banQi account</u>": number of unique CPFs with an active banQi account that has added the new CDC contract to the CDC feature in their banQi account until 30 days the new CDC contract was generated. "<u>Total number of CPFs that has generated a new CDC</u>": total number of unique CPF that has signed a new CDC contract in a given period. b.(ii). <u>CDC installments paid through banQi</u>: "Total number of CDC installments paid through banQi" in a given period divided by "Total number of CDC installments paid" in the same given period. "<u>Total number CDC installments paid through banQi</u>": number of CDC installments paid through the app. "<u>Total number CDC installments paid</u>": number of CDC installments paid through any channel (app, store, bank, internet banking, etc.).			

Digital CDC adhesion

(i) New CDC adhesion with an active account opened at banQi within 30 days of adhesion (40%)

Accomplishment (%)	**Digital CDC adhesion**	
	Year 1	**Year 2**
166%	41,5%	83,0%
160%	40,0%	80,0%
150%	37,5%	75,0%
140%	35,0%	70,0%
130%	32,5%	65,0%
120%	30,0%	60,0%

(ii) Percentage of CDC installments paid through banQi (60%)

Accomplishment (%)	**Digital CDC adhesion**	
	Year 1	**Year 2**
166%	20,8%	33,2%
160%	20,0%	32,0%
150%	18,8%	30,0%
140%	17,5%	28,0%
130%	16,3%	26,0%
120%	15,0%	24,0%

110%	27,5%	55,0%	110%	13,8%	22,0%
100%	25,0%	50,0%	100%	12,5%	20,0%
90%	22,5%	45,0%	90%	11,3%	18,0%
80%	20,0%	40,0%	80%	10,0%	16,0%
70%	17,5%	35,0%	70%	8,8%	14,0%
60%	15,0%	30,0%	60%	7,5%	12,0%
50%	12,5%	25,0%	50%	6,3%	10,0%
40%	10,0%	20,0%	40%	5,0%	8,0%
30%	7,5%	15,0%	30%	3,8%	6,0%
20%	5,0%	10,0%	20%	2,5%	4,0%
10%	2,5%	5,0%	10%	1,3%	2,0%
0%	0,0%	0,0%	0%	0,0%	0,0%

4. Net revenue % / Total Payment Volume (business profitability indicator) a. <u>Objective</u>: guarantee the financial sustainability of the Company. b. <u>How to measure</u>: "Total net revenue" generated in a given period divided by "Total Payment Volume" in the same given period. "<u>Total net revenue</u>": net revenue generated by the Company directly related to the app (which includes but is not limited to, commissions, interchange, float, interest, marketplace take rate, etc.). "<u>Total Payment Volume</u>": the value of payments (pre-paid, debit and credit card, withdrawals, bank transfer, any type of services acquisition, etc.), net of payment reversals, successfully completed through the platform. c. <u>Note</u>: (i) to be determined in the second semester of year 1; (ii) for purposes of this indicator, the determined Net Revenue/TPV for year 2019 was 0.35% and the forecast Net Revenue/TPV for year 2020 is 2.7%.		Weight 10%	
5. KPI to be defined by Via Varejo <u>Objective</u>: an indicator to measure the alignment of the Company and its Employees with the objective of bringing competitiveness to the retail business of Via Varejo, by identifying and proposing new trends and innovation opportunities.			To be defined

Note: to be discussed and defined in the second quarter of year 2.			

EXHIBIT C

Annual Bonus Adjustment

Number of Super Team individuals that leave the Company in the applicable year	Reduction Percentage on Annual Bonus for Year 1	Reduction Percentage on Annual Bonus for Year 2 (non-cumulative with previous year)	Reduction Percentage on Annual Bonus for Year 3 (non-cumulative with previous years)
1	0%	0%	0%
2	2.0%	0%	0%
3	4.0%	2.0%	0%
4	6.0%	4.0%	2.0%
5	8.0%	6.0%	4.0%
6	10.0%	8.0%	6.0%

Schedule 20(f)

Exempted Activities – Victor Santos

1) OneWay Ventures:

Venture scout and passive investor, assisting the company invest in early stage companies in the US started by immigrants, including due diligence related to potential investments.

2) Onyx Capital:

Founding partner, Onyx Capital is an early stage technology venture capital and private equity vehicle that Victor plans to create in 2020 to channel angel investments in LatinX founders and Latin American companies.

Schedule 5(b)

1. electronic currency wallet (including, but not limited to, BRL and USD) on any platform (Android, iOS, Web, Desktop, Server);
2. cryptocurrency wallet (including, but not limited to, AirTokens) on any platform (Android, iOS, Web, Desktop, Server);
3. non-currency wallet (including, but not limited to, company points, tokens, or some other value-holding system) on any platform (Android, iOS, Web, Desktop, Server);
4. domestic or international mobile recharge for any mobile device;
5. deposit into any wallet (including, but not limited to, via boleto, bank transfer, in-store, and in-person);
6. bill payments (including, but not limited to, payments for utility bills, tax documents, and local bills);
7. withdrawal from any wallet (including, but not limited to, via bank transfer, cash, in-store, and in-person);
8. direct payment or purchase of credits for goods and services (including, but not limited to, car-sharing, movie-watching, bus travel, airplane travel, video games, clothing stores, or electronics stores);
9. transfers or transfer requests between Airfox Users;
10. charges made for services provided or goods sold (including, but not limited to, via credit card, bank account, or QR code);
11. legal information verification or consultation;
12. external credit score consultation (including, but not limited to, Serasa-Experian, FICO, and others);
13. promotions, discounts, and coupons for any action, including deposits, purchases, or transfers;
14. earning balance from incentivized behavior (including, but not limited to, advertisement technology, referrals, Airfox User actions, and Airfox User engagement);
15. sweepstakes, contests, or randomized prize drawings to incentivize engagement;
16. promotional materials shown in the app;
17. marketplace for lending instruments (including, but not limited to, micro-loans, credit cards, small business loans, car loans, mortgages, installment-based purchases, and debt-consolidation loans);
18. any risk assessment value or app representation using Airfox User or non-Airfox User data (including, but not limited to, credit risk score, default risk score, fraud risk score, in-app levels or tiers, in-app scores, and Airfox User percentile score);
19. borrowing-related features (including, but not limited to, partial or complete loan applications, pre-approvals using Airfox User or non-Airfox User data, credit check process, partial acceptance for loans, loan term negotiation, disbursement of funds from a borrowing instrument in any form, loan repayment, loan repayment negotiation, and loan management tools for Airfox employees or contractors);
20. lending related features (including, but not limited to, group lending to a single Airfox User, solely lending to a group of Airfox Users, and group lending to a group of Airfox Users);
21. notification systems for Airfox Users (including, but not limited to, mobile push, SMS, email, direct-mail, facebook, and twitter);

22. any form of software used to facilitate support for Airfox Users on any platform, via text or voice (including, but not limited to, artificial intelligence support bots, automated responses based on keywords, and smart suggestions);
23. support services (including, but not limited to, admin dashboards, help centers, article collections, and FAQs);
24. Airfox User engagement features (including, but not limited to, introductory pages, in-app hints, and guided tours);
25. account features (including, but not limited to, profile pages, level improvement pages, QR code page, account settings page);
26. social features (including, but not limited to, trusted connections between Airfox Users or non-Airfox Users, friend requests, savings groups, borrowing groups, and lending groups);
27. savings instruments (including, but not limited to, interest in any wallet balance in the form of currency or non-currency, retirement accounts, brokerage accounts, and certificates of deposit);
28. debit or credit cards associated with any of the wallets;
29. Member benefits for Airfox Users (including, but not limited to, health insurance, life insurance, home insurance, car insurance, liability insurance, promotional passes to events, partner promotions, and discounts with partner merchants and services);
30. e-commerce marketplace, which includes the ability to shop in partner e-commerce sites via our application;
31. features that provides Airfox Users with, partially or fully, free data while using our system;
32. analytical systems (including, but not limited to, analytics pipelines, business metric dashboards, automated reports and similar data systems);
33. Machine Learning and Artificial Intelligence (Machine learning and deep learning algorithms, and any credit scoring algorithms) as it relates to AirTokens, credit or retail;
34. devOps activities or infrastructure layouts that facilitate any of the functionality included in this section (including, but not limited to, AWS servers, infrastructure layouts, API design, API gateways, and API modules);
35. integrations and APIs with third-party or internal services that facilitate any of the functionality included in this section; and
36. blockchain decentralized applications ("dApps") for the AirToken or any other cryptocurrency.